EXHIBIT 10f
                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement" is entered into as of July 1, 1996, by and between COLONIAL TRUST COMPANY, an Arizona corporation with its principal place of business in Phoenix, Arizona (the "Company"), and JOHN K. JOHNSON, a resident of the State of Arizona ("Johnson").

                                    RECITALS

         A. Johnson is the President and Chief Executive Officer of the Company.

         B. Johnson is currently an at-will employee of the Company.

         C. The Company is engaged in the following businesses: (i) the Company serves as trustee and paying agent on bond financings for churches and other non-profit organizations located throughout the United States; (ii) the Company serves as trustee of self-directed individual retirement accounts for certain bondholders or employees of non-profit organizations located throughout the United States; and (iii) the Company serves as trustee or agent, providing investment management, administration and custodial services for trust or investment agency accounts, most of which accounts are located in Arizona.

         D. The Company and Johnson desire to continue Johnson's relationship with the Company and to memorialize the terms of Johnson's employment with the Company.
                                    AGREEMENT

         1. EMPLOYMENT. The Company hereby continues to employ Johnson and Johnson hereby accepts such employment upon the terms and conditions set forth herein. Johnson shall continue to reside in Phoenix, Arizona.

         2. DUTIES OF EMPLOYMENT. Johnson shall continue to serve as President and Chief Executive Officer of the Company. In such capacities, Johnson shall continue to perform such duties and services, consistent with Johnson's role as the Company's senior executive officer, as the Board of Directors may assign or delegate to him from time to time. Johnson also currently serves as a director of the Company; during the term of this Agreement, the Company shall nominate Johnson for election as a director and shall use its best efforts to cause the shareholders of the Company to re-elect Johnson as a director of the Company for so long as Johnson remains President and Chief Executive Officer under this Agreement. In the event that Johnson voluntarily terminates his employment with the Company or the Company terminates Johnson's employment with the Company pursuant to Section 5 of this Agreement, then Johnson agrees to resign immediately as a director of the Company.
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Throughout the term of this  Agreement,  Johnson shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business interests of the Company. Notwithstanding the foregoing, Johnson shall be permitted to serve as a director of additional organizations and participate in other activities for other groups upon the prior approval of the Board of Directors.

         3. Term. This Agreement shall commence on July 1, 1996 and shall continue in effect until June 30, 1999. The Agreement shall automatically be extended for one year terms commencing as of July 1, 1999 and thereafter at the end of each successive year commencing on July 1 unless either the Company or Johnson notifies the other party in the manner provided herein of his or its intention not to renew the Agreement at least sixty (60) days prior to the end of the then-current term.

         4. COMPENSATION AND BENEFITS. Johnson will receive the following compensation for his services during his term of employment hereunder:

                  (a) Salary. Johnson shall receive a base salary of $80,000 per year, payable in accordance with the standard payroll policies of the Company. Additionally, Johnson shall receive an annual performance and salary review from the Board of Directors.

                  (b) BONUSES. Johnson shall be entitled to receive an annual bonus each fiscal year in which the Company generates net income (after the payment of income taxes), calculated according to the following formula: (y) after-tax net income per share of Common Stock, multiplied by (z) a number of shares equal to ten percent (10%) of the Company's total issued and outstanding Common Stock at March31, 1997. Shares of Common Stock which are issuable upon the exercise of issued and outstanding (but unexercised) stock options as of March 31, 1997 shall be excluded for purposes of calculating the Company's issued and outstanding Common Stock in the foregoing formula. Such bonus, if any, shall be paid one hundred (100) days from the end of the Company's fiscal year. The Company and Johnson shall use their best efforts to cause such bonus to be treated as an expense of the Company during the fiscal year in which such bonus is earned, not the year in which such bonus is paid.

As an example of the above formula, if the Company earns $01 per share during a particular year in which this Agreement is in effect, and the Company has 8,000,000 shares of Common Stock issued and outstanding at March 31, 1997, then Johnson's bonus would be $8,000: (y) $.01, multiplied by (z) 800,000(10% of the total number of issued and outstanding shares).

                  (c) STOCK OPTIONS. Concurrently with the execution of this Agreement, the Company has granted to Johnson options to purchase 300,000 shares of the Company's Common Stock pursuant to the Company's Employee Stock Option Plan at an exercise price of $25 per share. Options to purchase 150,000 shares shall vest immediately. Options to purchase the remaining 150,000 shares shall vest in three equal increments of 50,000 shares on July I, 1997, 1998 and 1999,

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

respectively; the exercise price for all such options shall be $25 per share. Notwithstanding the foregoing, however, all options which are subject to the above vesting schedule shall vest immediately in the event that Johnson's employment is terminated by the Company for any reason other than a breach by Johnson of Section 5 hereof

                  (d) MEDICAL INSURANCE. The Company will provide coverage for Johnson and his dependents under the Company's health insurance policy.

                  (e) LIFE INSURANCE. The Company will procure and maintain in effect a $1,000,000 term life insurance policy insuring Johnson's life; provided, however, if Johnson is not insurable at regular rates, the Company will purchase a term life insurance policy only in such amount as it rnay purchase by paying a premium equal to the amount it would have paid for a $1,000,000 policy had Johnson been insurable at regular rates. In the event of Johnson's death, one-half of the face amount of the policy shall be payable to the Company and the other half of the face amount of the policy shall be payable to beneficiaries designated by Johnson.

                  (f) DISABILITY INSURANCE: DISABILITY PAYMENTS BY COMPANY. The Company is in the process of developing a policy concerning disability insurance coverage for its senior executives. The Company agrees to develop such a policy within twelve (12) months of the date hereof When such a policy is developed, the Company agrees that Johnson will be provided the same level of disability coverage as the Company provides for its other senior executives. Until disability insurance is provided for Johnson as described above, the Company agrees that if Johnson becomes unable to perform his duties under this Agreement due to partial or total disability. the Company will continue to pay Johnson's base salary set forth in Section 4(a) hereof at its then-current rate for a period of twenty-six (26) weeks following such disability.

         5. TERMINATION. The Company may terminate this Agreement upon the occurrence of any of the following:

                    (a) The death of Johnson; or

                    (b) Subject to Section 4(t) above, Johnson's inability to perform his duties under this Agreement for a period of more than ninety (90) consecutive days due to total or partial disability; or

                    (c) If Johnson fails to perform his duties to the Company hereunder to the satisfaction of the Company's Board of Directors; commits such acts of dishonesty, theft or fraud as would prevent the effective performance of his duties hereunder; breaches the terms of Section 6 or 7 of this Agreement; or is convicted of a crime which would prevent the effective performance of this duties hereunder.

Any termination of Johnson's employment will be effective upon Johnson's receipt of written notice of such termination, and such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity or under this Agreement.

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

         6. CONFIDENTIALITY, All information furnished to Johnson by the Company, learned by Johnson from the Company or developed by Johnson on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Johnson's employment hereunder, are and shall remain the sole and confidential property of the Company; provided, however, that the foregoing shall not apply to any such information in the public domain other than by reason of a breach of this Section 6. During the term of this Agreement and at all times thereafter, Johnson shall not use for his own personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any information or material referred to in this Section 6 or any confidential information regarding the business methods, business policies, procedures, techniques, trade secrets or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients or any other confidential information relating to past, present or prospective business operations or activities of the Company, made known to Johnson or learned or acquired by Johnson while in the employ of the Company.

         Johnson further agrees that at the expiration of his employment for any reason whatsoever, he shall surrender and deliver to the Company all documents, correspondence and any other data, of any type whatsoever relating to the business of the Company or its customers or potential customers.

         7. NON-COMPETITION. During the term of his employment and for a period of twelve (12) months following the termination of Johnson's employment with the Company, Johnson shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner with the business of the Company. Notwithstanding the foregoing, however, this Section 7 shall automatically terminate and be of no further force or effect whatsoever in the event that the Company terminates Johnson's employment with the Company for any reason other than a breach by Johnson of Section 5 of this Agreement.

         8. INJUNCTIVE RELIEF Johnson acknowledges that the restrictions contained in Sections 6 and 7 hereof in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Johnson therefore acknowledges that, in the event of his violation of any of the restrictions set forth in Sections 6 or 7 hereofor, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as any other relief to which the Company may be entitled.

         9. GOVERNING LAW. This Agreement shall be interpreted and construed under the laws of the State of Arizona, which laws shall prevail in the event of any conflict of law. This Agreement and the obligations hereunder are made and performable in Maricopa County, Arizona, which shall be the exclusive venue for any litigation hereunder.

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

         10. MODIFICATION OF CONTRACT. No waiver or modification of this Agreement shall be valid unless it is in writing and duly executed by both parties.

         11. JUDICIAL MODIFICATION OF AGREEMENT. If the period of time or the area specified in Sections 6 or 7 herein should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time and is adjudged to be reasonable. If Johnson violates any of the restrictions contained in Sections 6 or 7 of this Agreement, then the restrictive period shall not run in favor of Johnson from the time of the commencement of any such violation until such time as such violation shall be cured by Johnson to the satisfaction of the Company.

         12. NOTICES. Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices shall be addressed to the parties at the following addresses:

            If to the Company:   Colonial Trust Company
                                 5336N. l9thAvenue
                                 Phoenix, Arizona 85015
                                 Attention: Chairman of the Board of Directors

            If to Johnson:       Mr. John K. Johnson
                                 3414 E. Clark Road
                                 Phoenix, Arizona 85024

         13. ENTIRE AGREEMENT. This Agreement contains the complete agreement concerning the employment arrangement between the Company and Johnson, The parties acknowledge that any statements or representations that may have been made previously by either of them to the other are of no effect and that neither of them has relied on such considerations in executing this Agreement.

         14. ATTORNEYS' FEES, In the event of a dispute or litigation arising hereunder, the successful party in such dispute or litigation shall be entitled to recover its costs and reasonable attorneys' fees from the other parties to such dispute or litigation.

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

DATED as of July 1, 1996.

COLONIAL TRUST COMPANY

By  /s/ Lynn R. Camp                         /s/ John K. Johnson
  ---------------------------                ----------------------------
Lynn R. Camp
Its Chairman of the Board




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